August 28, 1995

Joseph F. Fogliano
1310 Golf View Lane
Newton, Iowa  50208

Dear Joe,

In addition to the enhanced separation benefits offered to you in Len Hadley's letter dated August 10, 1995, the following items will amend or add to
Section II:

     6. (Amended) - Maytag will purchase your Newton, Iowa residence through a third party for $400,000.

     7. (Amended) - Maytag will pay for the relocation of your household goods currently located in Newton, Iowa per the applicable provisions of the Maytag Relocation Policy to a location of your choice within the continental United States provided the move takes place prior to December 31, 1995. Alternatively, Maytag will at your request pay for the movement of such household goods to storage for up to one (1) year not to exceed $24,000. Additionally, Maytag will pay for the transport and storage of up to two (2) automobiles for up to one (1) year not to exceed $4,800.

     9. (Amended) - Maytag will approve outplacement services through Drake Beam Morin not to exceed 15% of your ending base salary ($60,750).

    10. (Amended) - You may remove portable appliances from your current residence, but not built-in appliances. You will not incur a prorated charge.

    11. (Added) - Maytag will pay consultant fees and reasonable business travel expenses for your trip to the Center for Creative Leadership in Colorado Springs, Colorado for the purpose of receiving instrument feedback.

    12. (Added) - You may maintain the use of the Corporate VISA and MCI cards through December 31, 1995 for bona fide job search purposes not otherwise eligible for reimbursement by a prospective employer, not to exceed $10,000 in aggregate.

    13. (Added) - Maytag will provide income tax preparation services for calendar year 1995, not to exceed $1,000 in fees.



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Please understand that all enhanced separation benefits offered to you must be contingent upon your returning to Maytag any and all documents in your possession that would be considered company sensitive, including copies of materials presented to the Maytag Board of Directors.

It is my understanding that these additional considerations will bring this matter to a satisfactory conclusion. If you have any questions, please feel free to call me.

Sincerely,

s/s J.O. Nicholas